                                    EXHIBIT 1
                          IDENTITY OF MEMBERS OF GROUP

            The group is composed of five members -- Nazem & Company, L.P., a Delaware limited partnership; Nazem & Associates, L.P., a Delaware limited partnership; Nazem & Company II, L.P., a Delaware limited partnership; Nazem & Associates II, L.P., a Delaware limited partnership; and Fred Nazem, an individual and United States citizen. Mr. Nazem is the managing general partner of Nazem & Associates, L.P., a Delaware limited partnership which is the sole general partner of Nazem & Company, L.P. Mr. Nazem is also the managing general partner of Nazem & Associates II, L.P., a Delaware limited partnership which is the sole partner of Nazem & Company II, L.P. Nazem & Company, L.P. owns 362,673 shares of Common Stock and Nazem & Company II, L.P. owns 1,787,285 shares of Common Stock. Mr. Nazem owns 31,666 shares of Common Stock directly. In addition, due to his status as the managing general partner of Nazem & Associates, L.P., and Nazem & Associates II, L.P., he may be deemed to be the beneficial owner of the 2,149,958 shares of Common Stock held by Nazem & Company L.P. and Nazem & Company II, L.P. However, Mr. Nazem disclaims beneficial ownership as to such shares.